UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report : September 7, 2006
INSIGHT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25092 (Commission File Number)	86-0766246 (IRS Employer Identification No.)

1305 West Auto Drive, Tempe, Arizona (Address of principal executive offices)		85284 (Zip Code)
Registrant’s telephone number, including area code: (480) 902-1001
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
ITEM 1.01. Entry Into A Material Definitive Agreement.
     On September 7, 2006, Insight Enterprises, Inc. ( the “Company”) amended and restated its credit agreement (as so amended and restated, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., J.P. Morgan Europe Limited and certain of the Company’s foreign subsidiaries as additional borrowers. The Credit Agreement provides credit facilities of up to $150 million to finance in part the transactions described in Item 2.01 below and for general corporate purposes. The credit facilities are composed of five-year revolving credit facilities in the amount of $75 million, a portion of which is available for borrowings by certain foreign subsidiaries in certain foreign currencies, and a five-year term loan facility in the amount of $75 million. The credit facilities are guaranteed by all domestic subsidiaries of the Company.
     The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
     In connection with the Stock Purchase Agreement (the “Stock Purchase Agreement”) entered into on July 20, 2006 by and among the Company, Level 3 Communications, Inc. and Technology Spectrum, Inc. (“Seller”) to acquire Software Spectrum, Inc. (“Software Spectrum”), on September 7, 2006, Insight Receivables, LLC (“Insight Receivables”) and the Company entered into Amendment No. 7 of the Receivables Purchase Agreement dated December 31, 2002 among Insight Receivables, Insight Enterprises, Inc., Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation), and JPMorgan Chase Bank, NA (successor-by-merger to Bank One, NA (Main Office Chicago)), as agent. This Amendment No. 7, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference, increased the maximum funding under the facility from $200 million to $225 million and the term from one year to three years.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     Pursuant to the Stock Purchase Agreement, the Company completed its acquisition of Software Spectrum on September 7, 2006 for a cash purchase price of $287 million plus a preliminary working capital adjustment of $33.3 million, net of cash acquired. The preliminary working capital adjustment is subject to a final working capital adjustment. The Company announced the completion of the acquisition in a press release dated September 7, 2006, a copy of which is furnished as Exhibit 99.1 hereto.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On September 7, 2006, in order to fund the acquisition of Software Spectrum, the Company borrowed approximately $173 million under its accounts receivable securitization financing facility and $75 million under its term loan facility. The disclosure from Item 1.01 above is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
     Not later than 71 days after the due date of this report, Insight Enterprises, Inc will file any required financial statements.

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
(b) Pro Forma Financial Information
     Not later than 71 days after the due date of this report, the Company will file any required pro forma information.
(d) Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of September 7, 2006, among Insight Enterprises, Inc., the European borrowers, the lenders party thereto, J.P. Morgan Europe Limited, as European agent, and JPMorgan Chase Bank, N.A., as administrative agent.

10.2
Amendment No. 7 to Receivables Purchase Agreement, dated as of September 7, 2006, among Insight Receivables, LLC, Insight Enterprises, Inc., JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Financial Institution and as Agent, and Jupiter Securitization Company LLC (formerly Jupiter Securitization Corporation).

99.1	Press Release, dated September 7, 2006, issued by Insight Enterprises, Inc.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date: September 8, 2006	By:	/s/ Stanley Laybourne
Stanley Laybourne
Chief Financial Officer, Treasurer and Secretary